Form 10-K405, Exhibit 13
period 1995-12-31
S Y BANCORP INC
filed 1996-03-28
CIK 835324

                                      EXHIBIT 13

                            TO ANNUAL REPORT ON FORM 10-K

Annual Report to Shareholders for the year ended December 31, 1995.

This annual report shall not be deemed to be filed with the commission except to the extent that information is specifically incorporated herein by reference.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The purpose of this discussion is to provide information as to the analysis of the consolidated financial condition and results of operations of S.Y. Bancorp, Inc. (Bancorp) and its wholly-owned subsidiary, Stock Yards Bank & Trust Company (the Bank). This discussion should be read in conjunction with Bancorp's consolidated financial statements and accompanying notes and other schedules presented elsewhere in this report.


RESULTS OF OPERATIONS

Net income was $4,056,000 or $2.46 per share on a fully-diluted basis in 1995. This compares to $3,101,000 or $1.89 per share and $2,515,000 or
$1.54 per share in 1994 and 1993, respectively. The increase in 1995 earnings was attributable to several factors, the most notable of which was net interest income growth. Earnings include an 18.2% increase in fully taxable equivalent net interest income. All components of non-interest income increased resulting in an increase in total non-interest income of 34.1%. Partially offsetting the overall income increases were increases in non-interest expenses of 16.8%. Non-interest expenses increased in all categories except FDIC premiums. These increases are primarily related to continued expansion of our banking center network.

The following paragraphs provide a more detailed analysis of the significant factors affecting operating results.

NET INTEREST INCOME

Net interest income, the most significant component of Bancorp's earnings, is total interest income less total interest expense. Net interest spread is the difference between the taxable equivalent rate earned on interest earning assets and the rate expensed on interest bearing liabilities. Net interest margin represents net interest income on a taxable equivalent basis as a percentage of earning assets. Net interest margin is affected by both the interest rate spread and the level of non-interest bearing sources of funds, primarily consisting of demand deposits and stockholders' equity. The level of net interest income is determined by the mix and volume of interest earning assets, interest bearing deposits and borrowed funds, and by changes in interest rates. The discussion that follows is based on tax equivalent interest data.

Net interest income was $14,783,000, $12,502,000 and $10,019,000 for 1995,
1994 and 1993, respectively. This represents an 18.2% increase for 1995 over 1994 and a 24.8% increase for 1994 over 1993. These improvements in net interest income resulted from an increase in average earning assets and a relatively stable net interest spread. Average earning assets increased $39,521,000 to $278,314,000 in 1995 and increased $15,062,000 to
$238,793,000 in 1994.

Net interest spread and net interest margin were 4.37% and 5.31%, respectively, in 1995 and 4.48% and 5.24%, respectively, in 1994. Rates rose in the first quarter of 1995, held steady until mid year and then began falling. The Bank's prime lending rate was 8.5% at both December 31, 1995 and 1994. Its highest point was from February through early July of 1995 at 9.0%. Average rates earned on earning assets increased 104 basis points and average rates paid on interesting bearing liabilities increased 115 basis points when comparing 1995 to 1994.

As shown by the Interest Rate Sensitivity Analysis, Bancorp's interest bearing liabilities slightly exceed its interest earning assets on a cumulative repricing basis through one year. This position, which is termed a negative interest sensitivity gap, generally allows for a positive impact on net interest income in periods of declining interest rates and a negative impact on net interest income during periods of rising interest rates. In Bancorp's case, during periods of falling rates, variable rate loans reprice immediately. While deposit rates will respond by dropping, they will not drop as quickly nor as drastically. To mitigate the impact of falling rates, Bancorp's interest rate risk management strategy has included a shift from primarily variable rate loans to a mix of variable and fixed rate loans, which at December 31, 1995, was 52% and 48%, respectively. For purposes of the Interest Rate Sensitivity Analysis, Bancorp includes 50% of interest bearing checking accounts in the 0-365 day categories and 50% of these accounts in the 1-5 year category. At December 31, 1995, the negative interest sensitivity gap was 1.9% through one year. Bancorp's one year cumulative gap position as of December 31, 1994 was a positive position of 1.4%.

As interest rates change in the market, rates earned on assets do not necessarily move identically with rates paid on liabilities. Proper asset and liability management involves the matching of short-term interest sensitive assets and liabilities to reduce interest rate risk. The Bank manages its interest rate risk by adjusting the mix of fixed and variable rate loans. The Bank also attempts to match fixed rate loans and securities against longer term fixed rate time deposits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

INTEREST RATE SENSITIVITY ANALYSIS
DECEMBER 31, 1995

                                                                                                              NON-
                                                                                                            INTEREST
                                       0-90        91-180    181-365        1-5             OVER 5          BEARING
(Dollars in thousands)                 DAYS         DAYS       DAYS        YEARS            YEARS            FUNDS       TOTAL
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans, net of unearned income        $141,098     $ 5,971    $11,138      $81,302         $16,126          $ 1,212      $256,847
Securities                              5,125       1,115      4,260       25,380           6,375              878        43,133
Other assets                                -           -          -            -               -           24,374        24,374
                                     --------    --------   --------    ---------        --------         --------      --------
TOTAL ASSETS                          146,223       7,086     15,398      106,682          22,501           26,464      $324,354
                                     --------    --------   --------    ---------        --------         --------      --------
                                                                                                                        --------
SOURCES OF FUNDS
Interest bearing deposits              82,627      20,483     58,522       69,600             901                -      $232,133
Short-term borrowings                  13,094           -          -            -               -                -        13,094
Subordinated debentures                     -           -          -            -             607                -           607
Non-interest bearing deposits               -           -          -            -               -           48,460        48,460
Other liabilities                           -           -          -            -               -            2,446         2,446
Stockholders' equity                        -           -          -            -               -           27,614        27,614
                                     --------    --------   --------    ---------        --------         --------      --------
TOTAL SOURCES OF FUNDS                 95,721      20,483     58,522       69,600           1,508           78,520      $324,354
                                     --------    --------   --------    ---------        --------         --------      --------
                                                                                                                        --------
INTEREST SENSITIVITY GAP               50,502     (13,397)   (43,124)      37,082          20,993          (52,056)
                                     --------    --------   --------    ---------        --------         --------
                                     --------    --------   --------    ---------        --------         --------
CUMULATIVE INTEREST
  SENSITIVITY GAP                    $ 50,502    $ 37,105     (6,019)    $ 31,063        $ 52,056         $      -
                                     --------    --------   --------    ---------        --------         --------
                                     --------    --------   --------    ---------        --------         --------
CUMULATIVE INTEREST
  SENSITIVITY GAP AS A PERCENT
  OF TOTAL ASSETS AT PERIOD END          15.6%       11.4%      (1.9)%        9.6%           16.0%
                                       ------       -----     ------       ------          ------
                                       ------       -----     ------       ------          ------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following table presents the increases in net interest income due to changes in volume and rate computed on a tax equivalent basis and indicates how net interest income in 1995 was impacted by volume increases and the higher average interest rate environment. The tax equivalent adjustments are based on a 34% tax rate.


TAXABLE EQUIVALENT RATE/VOLUME ANALYSIS

                                                            1995/1994                          1994/1993
-----------------------------------------------------------------------------------------------------------------------------------
                                                             INCREASE (DECREASE)               INCREASE (DECREASE)
                                                   NET                 DUE TO   NET                   DUE TO
(In thousands)                                   CHANGE          RATE          VOLUME          CHANGE         RATE          VOLUME
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                            $5,813         $2,208         $3,605         $2,369         $1,332        $1,037
Federal funds sold                                   34            176           (142)           223            115           108
Mortgage loans held for sale                        134             (2)           136             33             23            10
Securities
  U.S. Treasury and federal agencies                (13)             8            (21)           (15)            (5)          (10)
  States and political subdivisions                  90            (32)           122            (82)           (20)          (62)
  Other securities                                   31             28              3             20             18             2
                                                -------         ------         ------         ------         ------        ------
TOTAL INTEREST INcome                             6,089          2,386          3,703          2,548          1,463         1,085
                                                -------         ------         ------         ------         ------        ------
INTEREST EXPENSE
Deposits
  Interest bearing demand deposits                  180             81             99            128             (6)          134
  Savings deposits                                  238            118            120            111             18            93
  Money market deposits                             111            364           (253)           203             94           109
  Time deposits                                   3,178          1,228          1,950           (541)          (462)          (79)
Securities sold under agreements
  to repurchase and federal
  funds purchased                                    42            200           (158)           148            174           (26)
Short-term borrowings                                45             44              1             16             15             1
Subordinated debentures                              14             15             (1)             -              -             -
                                                -------         ------         ------         ------         ------        ------
TOTAL INTEREST EXPENSE                            3,808          2,050          1,758             65           (167)          232
                                                -------         ------         ------         ------         ------        ------
NET INTEREST INCOME                              $2,281            336         $1,945         $2,483         $1,630           853
                                                -------         ------         ------         ------         ------        ------
                                                -------         ------         ------         ------         ------        ------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

PROVISION FOR LOAN LOSSES

In determining the provision for loan losses charged to expense, management carefully considers many factors. Among these are the quality of the loan portfolio, previous loss experience, the size and composition of the loan portfolio and an assessment of the impact of current economic conditions on borrowers. Responding to these factors, management provided $1,260,000 in 1995. The provision for loan losses was $1,000,000 in 1994 and $820,000 in 1993. At December 31, 1995, the allowance for loan losses was 1.78% of year-end loans compared to 1.76% at December 31, 1994. While the Bank's charge off history has been well below industry average, management felt it prudent to increase the allowance for loan losses in 1995. The Bank has expanded to new locations and the loan portfolio has grown significantly. Management also considered the economic outlook as well as the credits on the classified and watch loan lists. The increased provision responded to these factors.

The Bank's loan portfolio continues to be diversified with no significant concentrations of credit. Geographically, most loans are extended to borrowers in the Louisville, Kentucky metropolitan area. The adequacy of the allowance is monitored on an ongoing basis and it is the opinion of management that the balance of the allowance for loan losses at December 31, 1995, is adequate to absorb anticipated losses in the loan portfolio as of this date.

Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," became effective for Bancorp in 1995. SFAS No. 114, as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," sets forth methodology to be used in determining any impairment of loans where it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the note. The adoption of SFAS Nos. 114 and 118 did not have a significant impact on Bancorp's financial condition or results of its operations.

Presented below is a schedule of loan loss experience and selected data relating to the allowance for loan losses.


SUMMARY OF LOAN LOSS EXPERIENCE


                                                                           YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                           1995                1994                1993
--------------------------------------------------------------------------------------------------------------
Balance January 1                                               $3,649              $2,752              $2,179
Provision for loan losses                                        1,260               1,000                 820
Loan charge-offs, net of recoveries                               (402)               (103)               (247)
                                                              --------            --------            --------
Balance December 31                                             $4,507              $3,649              $2,752
                                                              --------            --------            --------
                                                              --------            --------            --------
Average loans, net of unearned income                         $229,674            $190,409            $177,629

Loans outstanding at year end, net of unearned income         $252,937            $207,274            $187,700

RATIOS
Provision for loan losses to average loans                        .55%                .53%                .46%
Net charge-offs to average loans                                  .18%                .05%                .14%
Allowance for loan losses to average loans                       1.96%               1.92%               1.55%
Allowance for loan losses to year end loans                      1.78%               1.76%               1.47%
Loan loss coverage                                              17.95x              53.51x              17.57x

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

NON-INTEREST INCOME AND EXPENSES

Non-interest income increased by 34.1% in 1995 as compared to 1994, and decreased .2% in 1994 as compared to 1993.

The largest component of non-interest income is investment management and trust fee income which increased 38.6% in 1995 and 12.3% in 1994. The investment management and trust department has established a reputation of personalized service and superior investment returns. Trust assets under management, through customer retention and attraction of new business, grew to $343 million as of December 31, 1995 as compared to $231 million as of December 31, 1994. Growth in the department's assets include both personal and employee benefit accounts.

Service charges on deposit accounts increased 19.9% over 1994. Growth in deposit accounts, arising primarily from new banking locations, presented opportunities for increased fee income in this area. Additionally, rates for some deposit services were raised in 1995.

The Bank operates a mortgage banking company as a department of the Bank. This department originates residential mortgage loans and sells the loans in the secondary market. The department offers conventional, VA and FHA financing as well as a program for low income first time home buyers. Loans are made for both purchase and refinancing of homes. Gains on sales of mortgage loans were $736,000 in 1995 as compared to $525,000 and $624,000 in 1994 and 1993, respectively. Interest rates on conventional mortgage loans directly impact the volume of business transacted by the mortgage banking department. Rates were at a twenty year low during 1993 and high loan volume boosted earnings in that year; as rates rose throughout 1994, the volume of loans originated declined. Falling rates in 1995 stimulated the volume of loans originated, and the increase in gains on sales of these loans is reflective of volume increases.

Other non-interest income increased in 1995 as compared to 1994 by $153,000 or 49.8% and decreased $197,000 in 1994 compared to 1993. The 1995 increase is due to several contributing factors, none of which are individually significant. Other non-interest income was unusually high in 1993 due to insurance proceeds reimbursing prior years' losses and higher levels of fee income generated by the mortgage banking company.

Total non-interest expenses increased 16.9% in 1995 over 1994, and 15.2% in 1994 over 1993.


Salaries and employee benefits, the largest non-interest expense category, increased 17.6% in 1995 and 19.6% in 1994. The 1995 and 1994 increases occurred, in part, as a result of regular salary increases and new employees added to support the Bank's expansion. As of December 31, 1995, the Bank had 188 full time equivalent employees (FTEs). As of December 31, 1994, that total was 162 FTEs. Additionally, a performance incentive program was implemented in 1993; increasing earnings in 1993, 1994 and 1995 have qualified certain bank employees for incentive compensation. Further, as salary expense increases, so do corresponding employee benefit expenses. It should be noted there are no significant obligations for post-retirement or post-employment benefits.

Net occupancy expense increased 19.3% in 1995 and 20.3% in 1994. Occupancy expenses have increased as the Bank has continued its expansion plans. In 1995 the Bank opened its Outer Loop banking center and Elizabethtown loan production office. In 1994 the Bank's Dixie Highway banking center opened. In 1993 and 1992, the Poplar Level, St. Matthews and Middletown banking centers were opened. Furniture and equipment expense increased 22.9% in 1995 compared to 1994 and 1.8% in 1994 compared to 1993. Expansion and investments in computer technology resulted in the significant 1995 increase.

FDIC insurance premiums decreased 41.4% for 1995 and increased 5.2% for 1994. The decrease for 1995 is due entirely to revised premium rates charged to banks. The Bank is assessed the lowest possible premium rates based on evaluation factors addressed by regulators. In 1996 the Bank will pay only the $2,000 minimum charge assessed on well capitalized, well managed institutions.

Other non-interest expenses increased 22.8% in 1995 and 11.8% in 1994. The increase in both years largely related to the Bank's expansion. Among costs which increased significantly were delivery, communication and supplies. Management continues to identify cost containment opportunities where expense reductions can be made without sacrificing the level of service to customers.

INCOME TAXES

Bancorp had income tax expense of $1,900,000 in 1995 compared to $1,411,000 in 1994 and $1,004,000 in 1993. The effective rates were 31.9%, 31.3%, and 28.5%, respectively. The increases in the effective tax rates are largely due to a decreasing proportion of tax exempt interest.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

FINANCIAL CONDITION

EARNING ASSETS AND INTEREST BEARING LIABILITIES

Total consolidated assets of Bancorp at December 31, 1995 increased 18.4% to $324,354,000 from $273,848,000 at December 31, 1994. Average assets for 1995 increased 16.9% over 1994 to $295,892,000.

During 1995, Bancorp increased its net average earning assets to $55,310,000 from $50,062,000 during 1994.

The growth of average earning assets was primarily in the area of loans with lesser increases in the areas of mortgage loans held for sale and securities. Loan demand continued to increase during 1995. Commercial and industrial loans increased 3.7% and real estate mortgage loans increased 34.9%. Consumer loans increased 27.6% and lease financing receivables decreased 53.6% as compared to the end of 1994. The Bank has made a management decision not to pursue lease financing as a primary line of business.


Effective January 1, 1994, Bancorp adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The primary effects of the adoption of this accounting principle were that securities available for sale are carried at fair value, and unrealized gain and/or losses are reported, net of tax effect, as a separate component of stockholders' equity.

As permitted by transition guidelines for SFAS No. 115, Bancorp reassessed the appropriateness of the classification of securities and, in December 1995, transferred securities with a book value of $15,117,000 and an unrealized gain of $370,000 from the held to maturity category to the available for sale category.

Neither the Bank nor Bancorp holds any derivative financial instruments as defined by SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments." The Bank does have, in its portfolios of securities, FHLMC and FNMA issued collateralized mortgage obligations (CMOs) with a par value of approximately $9,600,000. Management monitors these securities on an ongoing basis and has determined these not to be high risk. With respect to the total portfolio of securities held to maturity, market value exceeded amortized cost at December 31, 1995 by 1.3%. At December 31, 1994, amortized cost exceeded market value by 2.8%.

Growth of average interest bearing liabilities occurred in most categories; however money market deposit accounts and securities sold under agreements to repurchase decreased during 1995. With interest rates falling in the last half of 1995, some depositors chose to shift funds to time deposit accounts. Average time deposits increased 46% in 1995 from the 1994 average. Interest bearing demand deposits increased 19%, and savings accounts averaged 34% higher in 1995 as compared to 1994. Overall, average interest bearing deposits increased 22% in 1995. Average balances of securities sold under agreements to repurchase decreased 21% in 1995. Commercial depositors have the opportunity to enter into a sweep agreement whereby excess demand deposit balances are transferred to a separate account. This balance is then used to purchase securities sold under agreements to repurchase. Another sweep alternative was introduced in 1994 whereby excess balances are invested in third party mutual funds. Since that time, average balances of securities sold under agreements to repurchase have declined.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

AVERAGE BALANCES AND INTEREST RATES - TAXABLE EQUIVALENT BASIS


                                                      YEAR 1995                          YEAR 1994
-----------------------------------------------------------------------------------------------------------
                                           AVERAGE                 AVERAGE    AVERAGE               AVERAGE
(Dollars in thousands)                    BALANCES    INTEREST      RATE     BALANCES    INTEREST    RATE
-----------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold                         $ 7,635     $   477      6.25%    $ 10,490     $   443     4.22%
Mortgage loans held for sale                 3,158         248      7.85        1,430         114     7.97
Securities
   U.S. Treasury and federal agencies       31,294       2,164      6.92       31,591       2,177     6.89
   States and political subdivisions         5,706         415      7.27        4,073         325     7.98
   Other securities                            847          86     10.15          800          55     6.88
Loans, net of unearned income              229,674      22,038      9.60      190,409      16,225     8.52
                                          --------     -------      ----     --------     -------     ----
TOTAL EARNING ASSETS                       278,314      25,428      9.14      238,793      19,339     8.10
                                                       -------      ----
Less allowance for loan losses               4,115                              3,157
                                          --------                           --------

                                           274,199                            235,636

NON-EARNING ASSETS
Cash and due from banks                     10,721                              9,180
Premises and equipment                       5,672                              4,057
Accrued interest receivable and
   other assets                              5,300                              4,266
                                          --------                           --------
TOTAL ASSETS                              $295,892                           $253,139
                                          --------                           --------
                                          --------                           --------
INTEREST BEARING LIABILITIES
Deposits
   Interest bearing demand deposits        $25,471     $   649      2.55%    $ 21,325     $   469     2.20%
   Savings deposits                         14,733         541      3.67       11,012         303     2.75
   Money market deposits                    48,540       1,833      3.78       56,155       1,722     3.07
   Time deposits                           118,611       6,755      5.70       81,098       3,577     4.41
Securities sold under agreements
   to repurchase and federal funds
   purchased                                13,128         707      5.39       16,626         665     4.00
Short-term borrowings                        1,914         115      6.01        1,898          70     3.69
Subordinated debentures                        607          45      7.41          617          31     5.02
                                          --------     -------      ----     --------     -------     ----
TOTAL INTEREST BEARING LIABILITIES         223,004      10,645      4.77      188,731       6,837     3.62
                                          --------     -------      ----     --------     -------     ----
NON-INTEREST BEARING LIABILITIES
Non-interest bearing demand deposits        44,340                             39,377
Accrued interest payable and
   other liabilities                         2,584                              1,711
                                          --------                           --------
TOTAL LIABILITIES                          269,928                            229,819
STOCKHOLDERS' EQUITY                        25,964                             23,320
                                          --------                           --------
TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY                                 $295,892                           $253,139
                                          --------                           --------
                                          --------                           --------
NET INTEREST INCOME                                    $14,783                            $12,502
                                                       -------                            -------
                                                       -------                            -------
NET INTEREST SPREAD                                                 4.37%                             4.48%
                                                                    ----                              ----
                                                                    ----                              ----
NET INTEREST MARGIN                                                 5.31%                             5.24%
                                                                    ----                              ----
                                                                    ----                              ----

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION


NONPERFORMING LOANS AND ASSETS
AND ALLOWANCE FOR LOAN LOSSES

Nonperforming loans, which include nonaccrual loans and restructured loans, totaled $1,212,000 at December 31, 1995. The threshold at which loans are generally transferred to nonaccrual of interest status is 90 days past due, and at December 31, 1995, there were no accruing loans which were past due over ninety days which were not well secured and in the process of collection. Nonperforming loans aggregated $428,000 at December 31, 1994. These loans represent .48% of total loans at year end 1995 compared to .21% in 1994.

Nonperforming assets include nonperforming loans and other real estate owned. Because there was no other real estate owned at December 31, 1995, nonperforming assets totaled $1,212,000. This represents .37% of total assets at year end compared to .16% in 1994.

In addition to the nonperforming loans discussed above, there were loans for which payments were current or less than 90 days past due where borrowers are experiencing financial difficulties. These loans of approximately $5,700,000 are monitored by management and considered in determining the level of the allowance for loan losses. Management feels these loans present no significant loss exposure. The allowance for loan losses is discussed in detail under the heading "Provision for Loan Losses."

LIQUIDITY

The role of liquidity is to ensure funds are available to meet depositors' withdrawal and borrowers' credit demands while at the same time maximizing profitability. This is accomplished by balancing changes in demand for funds with changes in the supply of those funds. Liquidity to meet the demand is provided by maturing assets, short-term liquid assets that can be converted to cash and the ability to attract funds from external sources, principally depositors. Due to the nature of services offered by the Bank, management prefers to focus on transaction accounts and full service relationships with customers. However, because the Bank has approximately 2% of the market share in its market area, management has the ability to increase deposits at any time by offering rates slightly higher than the market rate.

The Bank has a number of sources of funds to meet its liquidity needs on a daily basis. An increase in loans affects liquidity as the repayment of principal and interest are a daily source of funds. The deposit base, consisting of consumer and commercial deposits and large dollar denomination ($100,000 and over) certificates of deposit, is another source of funds. The majority of these deposits are from long-term customers and are a stable source of funds. The Bank has no brokered deposits, and has an insignificant amount of deposits on which the rate paid exceeded the market rate by more than 50 basis points when the account was established. In addition, federal funds purchased continue to provide an available source of liquidity, although this source is seldom used.

Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase and funds made available under a treasury tax and loan note agreement with the federal government. Also, the Bank is a member of the Federal Home Loan Bank of Cincinnati (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. To date, the Bank has not accessed this source of funds.

Bancorp's liquidity depends primarily on the dividends paid to it as the sole shareholder of the Bank. As discussed in note 12 to Bancorp's consolidated financial statements, the Bank may pay up to $5,162,000 in dividends to Bancorp without regulatory approval.

CAPITAL

At December 31, 1995, stockholders' equity totaled $27,614,000, an increase of $3,279,000 or 13.5% over 1994. This increase was due to the strong earnings of 1995 coupled with a philosophy to retain approximately 70% of earnings in equity. Cash dividends declared increased 26.3% over 1994 to $.72 per share.

In September 1994 and 1993, the Board of Directors declared 10% stock dividends which were distributed in November, 1994 and 1993, respectively. These dividends were declared to enhance shareholder value by increasing the shares of Bancorp's stock outstanding and therefore provide for a wider distribution and improved marketability of Bancorp shares.

Bank holding companies and their subsidiary banks are required by regulators to meet risk based capital standards. These standards, or ratios, measure the relationship of capital to a combination of balance sheet and off balance sheet risks. The value of both balance sheet and off balance sheet items are adjusted to reflect credit risks.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

At December 31, 1995, Bancorp's tier 1 and total risk based capital ratios were 11.1% and 12.0%, respectively. These ratios exceed the 4.0% tier 1 and 8.0% total risk based capital minimums. A minimum leverage ratio, adopted by the Federal Reserve Board to assist in the assessment of capital adequacy, supplements the risk based capital requirements. The minimum leverage ratio is 3.0%; however, most bank holding companies are required to maintain a minimum in excess of that amount. Bancorp's leverage ratio at December 31, 1995 and 1994 was 8.4% and 8.9%, respectively.

ACCOUNTING PRONOUNCEMENTS EFFECTIVE IN 1996

The Financial Accounting Standards Board issued several statements during 1995 which are effective for Bancorp beginning in 1996.

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires long-lived assets be reviewed for appropriate valuation. Should events or changes in circumstances indicate future cash flows from the asset to be less than the carrying value, a loss should be recognized based upon the fair value of the asset. Long-lived assets to be disposed of will be reported at the lower of carrying value or fair value less costs to sell. For a banking organization, bank premises and equipment and other real estate acquired in satisfaction of a debt would be the most likely assets subject to this pronouncement. Because Bancorp's other real estate assets are carried at the lower of cost or fair value minus estimated selling costs, and bank premises and equipment are deployed in operating facilities, management does not expect the adoption of SFAS No. 121 to have an effect on Bancorp's financial position or results of operations.

SFAS No. 122, "Accounting for Mortgage Servicing Rights," applies to all companies with mortgage banking operations. The Statement requires capitalization of mortgage servicing rights, regardless of whether they were acquired through purchase or origination activities. Prior to the issuance of the Statement, only purchased mortgage servicing rights were capitalized. The new standard effectively eliminates the accounting distinction between originated and purchased mortgage servicing rights. Bancorp's mortgage division sells loans servicing released and does not purchase loans or servicing rights. Therefore, this new standard will have no effect on Bancorp's financial position or results of operations.

SFAS No. 123, "Accounting for Stock-Based Compensation," introduces the use of a new fair value based method of accounting for stock-based compensation arrangements, but permits companies to retain the current intrinsic value based method prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method of accounting, compensation expense would be recognized for stock options and other equity instruments granted to employees based upon their fair value at the grant date. The intrinsic value based method prescribed by APB No. 25 recognizes compensation cost for stock options when the option exercise price is less than the market value of the underlying stock. Companies not following the new fair value method will be required to provide expanded disclosures of net income and earnings per share as if they had adopted the fair value accounting method. Bancorp intends to continue using the intrinsic value based method and will provide expanded disclosures related to the fair value method of accounting for stock-based compensation.

MARKET DATA AND SELECTED FINANCIAL DATA

Bancorp's common stock is traded on the NASDAQ Small Cap market under the symbol SYBA. The table below sets forth the quarterly high and low market prices of Bancorp's common stock, and dividends declared per share. The payments of dividends by Bank to Bancorp is subject to the restriction described in note 12 to the consolidated financial statements. On December 31, 1995, Bancorp had 706 shareholders of record.

MARKET DATA

                         YEAR 1995                              YEAR 1994
----------------------------------------------------------------------------------------
                                    CASH DIVIDENDS                        CASH DIVIDENDS
QUARTER        HIGH         LOW        DECLARED      HIGH         LOW        DECLARED
----------------------------------------------------------------------------------------
First         $34.00       $29.00       $.160       $26.36       $25.00       $.120
Second         39.25        32.75        .180        28.18        25.68        .145
Third          39.38        36.50        .180        28.41        26.59        .145
Fourth         42.50        39.25        .200        29.50        27.25        .160

SELECTED FINANCIAL DATA

                                                               YEARS ENDED DECEMBER 31
-------------------------------------------------------------------------------------------------------
(Dollars in thousands,
except per share data)                         1995         1994         1993         1992         1991
-------------------------------------------------------------------------------------------------------
Net interest income                        $ 14,609     $ 12,338     $  9,811     $  8,729     $  7,892
Provision for loan losses                     1,260        1,000          820          720          720
Net income                                    4,056        3,101        2,515        2,005        1,907

PER SHARE DATA
Primary net income                         $   2.46     $   1.89     $   1.54     $   1.24     $   1.18
Fully diluted net income                       2.46         1.89         1.54         1.23         1.18
Cash dividends declared                         .72          .57          .41          .33          .32

AVERAGES
Stockholders' equity                       $ 25,964     $ 23,320     $ 21,011     $ 19,064     $ 17,349
Assets                                      295,892      253,139      236,015      225,704      203,021
Subordinated debentures                         607          617          617          634          634

RATIOS
Average stockholders' equity to
   average assets                              8.77%        9.21%        8.90%        8.45%        8.55%
Return on average stockholders' equity        15.62        13.30        11.97        10.52        10.99
Return on average assets                       1.37         1.23         1.07          .89          .94

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

                                                                       DECEMBER 31
--------------------------------------------------------------------------------------
(In thousands, except share data)                                  1995           1994
--------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (note 2)                               $ 16,229       $ 10,350
Federal funds sold                                                    -          8,000
Mortgage loans held for sale                                      3,910          2,035
Securities available for sale (amortized cost $15,117 in
   1995 and $4,002 in 1994) (note 3)                             15,545          4,034
Securities held to maturity (approximate market value
   $27,933 in 1995 and $35,283 in 1994) (note 3)                 27,588         36,277
Loans (note 4)                                                  252,978        207,412
Less
   Allowance for loan losses                                      4,507          3,649
   Unearned income                                                   41            138
                                                               --------       --------
Net loans                                                       248,430        203,625
Premises and equipment (note 5)                                   6,817          4,900
Accrued interest receivable                                       2,192          1,822
Other assets (note 6)                                             3,643          2,805
                                                               --------       --------
TOTAL ASSETS                                                   $324,354       $273,848
                                                               --------       --------
                                                               --------       --------

LIABILITIES
Deposits (note 7)
   Non-interest bearing                                        $ 48,460       $ 47,974
   Interest bearing                                             232,133        181,802
                                                               --------       --------
Total deposits                                                  280,593        229,776
Securities sold under agreements to repurchase                   12,349         14,483
Short-term borrowings                                               745          2,831
Accrued interest payable and other liabilities (note 10)          2,446          1,816
Subordinated debentures (note 8)                                    607            607
                                                               --------       --------
TOTAL LIABILITIES                                               296,740        249,513
                                                               --------       --------

STOCKHOLDERS' EQUITY
Common stock, no par value; 3,000,000 shares authorized;
   issued and outstanding 1,627,334 in 1995 and
   1,620,311 in 1994 (note 11)                                    5,423          5,400
Surplus                                                          13,245         13,137
Retained earnings (note 12)                                       8,664          5,777
Net unrealized gain on securities available for sale (note 3)       282             21
                                                               --------       --------
TOTAL STOCKHOLDERS' EQUITY                                       27,614         24,335
                                                               --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $324,354       $273,848
                                                               --------       --------
                                                               --------       --------

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

                                                                YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------------------
(In thousands, except per share data)                       1995          1994          1993
--------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                    $21,988       $16,156       $13,767
Federal funds sold                                           477           443           220
Mortgage loans held for sale                                 248           114            81
U.S. Treasury and federal agencies                         2,164         2,177         2,192
Obligations of states and political subdivisions             291           230           288
Other securities                                              86            55            35
                                                         -------       -------       -------
TOTAL INTEREST INCOME                                     25,254        19,175        16,583
                                                         -------       -------       -------

INTEREST EXPENSE
Deposits                                                   9,778         6,071         6,170
Securities sold under agreements to repurchase and
   federal funds purchased                                   707           665           517
Short-term borrowings                                        115            70            54
Subordinated debentures                                       45            31            31
                                                         -------       -------       -------
TOTAL INTEREST EXPENSE                                    10,645         6,837         6,772
                                                         -------       -------       -------
NET INTEREST INCOME                                       14,609        12,338         9,811
Provision for loan losses (note 4)                         1,260         1,000           820
                                                         -------       -------       -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       13,349        11,338         8,991
                                                         -------       -------       -------

NON-INTEREST INCOME
Investment management and trust services                   2,086         1,505         1,340
Gain on sales of securities available for sale                 -             -           119
Gain on sales of mortgage loans held for sale                736           525           624
Service charges on deposit accounts                        1,241         1,035           793
Other                                                        460           307           504
                                                         -------       -------       -------
TOTAL NON-INTEREST INCOME                                  4,523         3,372         3,380
                                                         -------       -------       -------

NON-INTEREST EXPENSES
Salaries and employee benefits (note 10)                   6,694         5,692         4,761
Net occupancy expense                                        904           758           630
Furniture and equipment expense                            1,175           956           939
FDIC insurance                                               261           445           423
Other                                                      2,882         2,347         2,099
                                                         -------       -------       -------
TOTAL NON-INTEREST EXPENSES                               11,916        10,198         8,852
                                                         -------       -------       -------

INCOME BEFORE INCOME TAXES                                 5,956         4,512         3,519
Income tax expense (note 6)                                1,900         1,411         1,004
                                                         -------       -------       -------
NET INCOME                                                 4,056         3,101         2,515
                                                         -------       -------       -------
                                                         -------       -------       -------
NET INCOME PER SHARE (NOTE 1)
PRIMARY                                                  $  2.46       $  1.89       $  1.54
                                                         -------       -------       -------
                                                         -------       -------       -------
FULLY DILUTED                                               2.46          1.89          1.54
                                                         -------       -------       -------
                                                         -------       -------       -------

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                         THREE YEARS ENDED DECEMBER 31, 1995
-----------------------------------------------------------------------------------------------------------------------------
                                                            COMMON STOCK
                                                          NUMBER                             RETAINED  NET UNREALIZED
(In thousands, except for share and per share data)      OF SHARES     AMOUNT      SURPLUS   EARNINGS SECURITIES GAINS  TOTAL
-----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1992                                1,322,520      4,408       6,754      8,907          -        20,069
Net income                                                       -          -           -      2,515          -         2,515
Stock options exercised                                      5,860         20          51          -          -            71
Cash dividends, $.41 per share                                   -          -           -       (654)         -          (654)
10% stock dividend                                         132,420        441       2,631     (3,072)         -             -
                                                         ---------     ------     -------     ------       ----       -------
Balance December 31, 1993                                1,460,800      4,869       9,436      7,696          -        22,001

Net income                                                       -          -           -      3,101          -         3,101
Stock options exercised                                     12,912         42          88          -          -           130
Cash dividends, $.57 per share                                   -          -           -       (918)         -          (918)
10% stock dividend                                         146,599        489       3,613     (4,102)         -             -
Net unrealized gain on securities
   available for sale                                            -          -           -          -         21            21
                                                         ---------     ------     -------     ------       ----       -------

Balance December 31, 1994                                1,620,311      5,400      13,137      5,777         21        24,335

NET INCOME                                                       -          -           -      4,056          -         4,056
STOCK OPTIONS EXERCISED                                      7,023         23         108          -          -           131
CASH DIVIDENDS, $.72 PER SHARE                                   -          -           -     (1,169)         -        (1,169)
NET UNREALIZED GAIN ON SECURITIES
   AVAILABLE FOR SALE                                            -          -           -          -        261           261
                                                         ---------     ------     -------     ------       ----       -------

BALANCE DECEMBER 31, 1995                                1,627,334     $5,423     $13,245     $8,664       $282       $27,614
                                                         ---------     ------     -------     ------       ----       -------
                                                         ---------     ------     -------     ------       ----       -------

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            YEARS ENDED DECEMBER 31
----------------------------------------------------------------------------------------------------------
(In thousands)                                                         1995           1994           1993
----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                        $   4,056      $   3,101      $   2,515
Adjustments to reconcile net income to cash provided by
   operating activities
      Provision for loan losses                                       1,260          1,000            820
      Depreciation, amortization and accretion, net                     819            736            733
      Provision for deferred income taxes                              (247)          (342)          (179)
      Gain on sales of mortgage loans held for sale                    (736)          (525)          (624)
      Gain on sales of securities available for sale                      -              -           (119)
      Gain on sales of other real estate owned                            -              -            (19)
(Increase) decrease in mortgage loans held for sale                  (1,139)         2,230           (743)
(Increase) decrease in accrued interest receivable                     (370)          (438)            12
(Increase) decrease in other assets                                    (694)          (654)            72
Increase (decrease) in accrued interest payable                         415             92           (257)
Increase in other liabilities                                           149            255            223
                                                                  ----------     ----------     ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                             3,513          5,455          2,434
                                                                  ----------     ----------     ----------
INVESTING ACTIVITIES
Net (increase) decrease in federal funds sold                         8,000         (5,000)        (1,000)
Purchases of securities available for sale                                -         (6,994)             -
Proceeds from sales of securities available for sale                      -              -          1,839
Proceeds from maturities of securities available for sale             4,034          9,472            323
Purchases of securities held to maturity                            (36,967)       (45,903)       (29,100)
Proceeds from maturities of securities held to maturity              30,483         45,805         29,166
Net increase in loans                                               (46,065)       (19,677)       (15,148)
Purchases of premises and equipment                                  (2,712)        (1,839)        (1,206)
Proceeds from sales of other real estate owned                            -              -            563
                                                                  ----------     ----------     ----------
NET CASH USED IN INVESTING ACTIVITIES                               (43,227)       (24,136)       (14,563)
                                                                  ----------     ----------     ----------
FINANCING ACTIVITIES
Net increase in deposits                                             50,817         30,243          6,730
Net increase (decrease) in securities sold under agreements
   to repurchase and federal funds purchased                         (2,134)        (5,710)           805
Net increase (decrease) in short-term borrowings                     (2,086)        (1,225)           966
Decrease in subordinated debentures                                       -            (10)             -
Exercise of stock options                                                99            105             56
Cash dividends paid                                                  (1,103)          (848)          (597)
                                                                  ----------     ----------     ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                            45,593         22,555          7,960
                                                                  ----------     ----------     ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  5,879          3,874         (4,169)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       10,350          6,476         10,645
                                                                  ----------     ----------     ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $  16,229      $  10,350      $   6,476
                                                                  ----------     ----------     ----------
                                                                  ----------     ----------     ----------

Income tax payments were $2,266,000 in 1995, $1,699,000 in 1994 and $1,258,000 in 1993.
Cash paid for interest was $10,230,000 in 1995, $6,745,000 in 1994 and
$7,029,000 in 1993.
Noncash investing and financing activities aggregated $15,203,000 in 1995, $24,000 in 1994 and $6,737,000 in 1993. Included in these totals were transfers from loans to other real estate owned of $22,000 in 1995 and $225,000 in 1993, and a transfer of securities held to maturity to securities available for sale of $15,149,000 in 1995 and $6,500,000 in 1993.

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP). The accounting policies which have a significant effect on financial position, results of operations and cash flows are summarized below.

PRINCIPLES OF CONSOLIDATION, NATURE OF OPERATIONS
AND USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

The consolidated financial statements include the accounts of S.Y. Bancorp, Inc. (Bancorp) and its wholly-owned subsidiary, Stock Yards Bank & Trust Company (the
Bank). Significant intercompany transactions and accounts have been eliminated in consolidation. The Bank engages in commercial and retail banking services, trust and investment management services, and mortgage banking services. The Bank's offices are located throughout Louisville and Jefferson County, Kentucky and its market area is Louisville and surrounding communities.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenues and expenses during the reporting period. Actual results could differ from those estimates.

STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, Bancorp considers cash and due from banks to be cash equivalents.

SECURITIES

Effective January 1, 1994, Bancorp adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The primary effects of the adoption of this principle were that securities available for sale are carried at fair value, and unrealized gains and/or losses are reported net of tax effect, as a separate component of stockholders' equity.

Securities which are intended to be held until maturity are carried at amortized historical cost. Securities available for sale include securities which may be sold in response to changes in interest rates, resultant prepayment risk and other factors. Amortization of premiums and accretion of discounts are recorded using the interest method. Gains or losses on sales of securities are computed on a specific identification cost basis.

LOANS

Loans are stated at the unpaid principal balance. Interest income on loans is recorded on the accrual basis except for those loans in a nonaccrual income status. Interest received on non-accrual loans is either applied to principal or recorded as interest income according to management's judgement as to collectibility of principal. Loans are placed in a nonaccrual income status when the prospects for recovering both principal and accrued interest are considered doubtful or when a default of principal or interest has existed for 90 days or more unless such a loan is well secured and in the process of collection.

Effective January 1, 1995, Bancorp adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." These statements require that impaired loans be measured based on the present value of future cash flows discounted at the loan's effective interest rate or as a practical alternative, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. The implementation of these accounting standards did not have a significant impact on Bancorp's financial position or results of operations.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Gains on sales of mortgage loans are recorded at the time of funding by an investor at the difference between the sales proceeds and the loan's carrying value.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level that adequately provides for potential losses. Management determines the adequacy of the allowance based on reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and such other factors that, in management's judgement, deserve current recognition in estimating loan losses. The allowance for loan losses is increased by the provision for loan losses and reduced by net loan charge-offs.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation of premises and equipment is computed using both accelerated and straight-line methods over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS the terms of the related lease or over the useful life of the improvements, whichever is shorter.

OTHER ASSETS

Included in other assets is real estate acquired in settlement of loans. Other real estate owned is carried at the lower of cost or fair value minus estimated selling costs. Any write-downs to fair value at the date of acquisition are charged to the allowance for loan losses. Expenses incurred in maintaining assets, write-downs to reflect subsequent declines in value and realized gains or losses are reflected in operations for the period.

INCOME TAXES

Bancorp accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the use of the asset and liability approach to accounting for income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting and the tax bases of Bancorp's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Under Statement No. 109, the effect on deferred taxes and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

NET INCOME PER SHARE

Net income per share has been computed on the basis of the weighted average number of shares of common stock outstanding each year, adjusted for the effects of common stock equivalents (stock options). Average shares outstanding for primary and fully diluted net income per share are presented below.


                         1995           1994           1993
-----------------------------------------------------------
Primary             1,648,824      1,642,228      1,635,667
Fully diluted       1,649,682      1,644,327      1,638,521


(2) RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain an average reserve balance in cash or with the Federal Reserve Bank relating to customer deposits. At December 31, 1995, the amount of those required reserve balances was approximately $3,374,000.

(3) SECURITIES

The amortized cost and approximate market value of securities available for sale as of December 31, 1995 and 1994 follow:


                                                            APPROXIMATE
                          AMORTIZED        UNREALIZED         MARKET
(In thousands)              COST        GAINS      LOSSES      VALUE
------------------------------------------------------------------------
DECEMBER 31, 1995
U.S. Treasury and
     federal agencies     $13,972        $427        $  -     $14,399
Mortgage-backed
     securities             1,145           1           -       1,146
                          -------        ----        ----     -------
                          $15,117        $428        $  -     $15,545
                          -------        ----        ----     -------
                          -------        ----        ----     -------
DECEMBER 31, 1994
U.S. Treasury and
     federal agencies       4,002          32        $  -       4,034
                          -------        ----        ----     -------
                          -------        ----        ----     -------

The amortized cost and approximate market value of securities held to maturity as of December 31, 1995 and 1994 follow:

                                                            Approximate
                          Amortized        Unrealized         Market
(In thousands)              Cost        Gains      Losses      Value
------------------------------------------------------------------------
DECEMBER 31, 1995
U.S. Treasury and
     federal agencies     $ 9,079        $127      $    -     $ 9,206
Mortgage-backed
     securities            10,046         127          11      10,162
Obligations of states
     and political
     subdivisions           7,585         127          25       7,687
Other                         878           -           -         878
                          -------        ----         ---     -------
                          $27,588        $381         $36     $27,933
                          -------        ----         ---     -------
                          -------        ----         ---     -------
DECEMBER 31, 1994
U.S. Treasury and
     federal agencies     $24,798        $ 31      $  623     $24,206
Mortgage-backed
     securities             6,957           3         342       6,618
Obligations of states
     and political
     subdivisions           3,697           2          65       3,634
Other                         825           -           -         825
                          -------        ----      ------     -------
                          $36,277        $ 36      $1,030     $35,283
                          -------        ----      ------     -------
                          -------        ----      ------     -------

As permitted under certain 1995 transition guidelines for SFAS No. 115, Bancorp reassessed the appropriateness of the classification of securities and, in December 1995, transferred securities with a book value of $15,117,000 and an unrealized net gain of $370,000 from the held to maturity to the available for sale category.

A summary of debt securities as of December 31, 1995 based on maturity is presented below. Actual maturities may differ

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

from contractual maturities because issuers may have the right to call or prepay obligations. Therefore, in the case of mortgage backed securities, the expected remaining life is reflected rather than contractual maturities.


                               SECURITIES              SECURITIES
                            HELD TO MATURITY       AVAILABLE FOR SALE
------------------------------------------------------------------------
                         AMORTIZED APPROXIMATE   AMORTIZED  APPROXIMATE
(In thousands)             COST    MARKET VALUE    COST     MARKET VALUE
------------------------------------------------------------------------
Due within
    one year              $ 7,275     $ 7,301     $ 3,182     $ 3,225
Due after one
    year through
    five years             13,060      13,346      11,935      12,320
Due after five
    years through
    ten years               6,375       6,408           -           -

Securities with a par value, which approximates carrying value, of approximately $29,816,000 at December 31, 1995 and $32,862,000 at December 31, 1994 were pledged to secure public deposits and certain borrowings.

(4) LOANS

The composition of loans as of December 31, 1995 and 1994 follows:


(In thousands)                         1995        1994

--------------------------------------------------------
Commercial and industrial           $ 80,520    $ 77,661
Real estate mortgage                 152,945     113,351
Consumer                              18,708      14,664
Lease financing                          805       1,736
                                    --------    --------
                                    $252,978    $207,412
                                    --------    --------
                                    --------    --------

The bank's credit exposure is diversified with secured and unsecured loans to individuals, small businesses and corporations. No specific industry concentration exceeds 10% of loans. While the Bank has a diversified loan portfolio, a customer's ability to honor contracts is reliant upon the economic stability and geographic region and/or industry in which that customer does business. Loans outstanding and related unfunded commitments are primarily concentrated within the Bank's market area which encompasses Louisville, Kentucky and surrounding communities.

The principal balance of impaired loans at December 31, 1995 was approximately $1,212,000. Impaired loans with a Statement No. 114 valuation allowance were approximately $231,000. The amount of Statement No. 114 valuation allowance was $109,000. Impaired loans with no Statement No. 114 valuation allowance was $981,000. The average balance of impaired loans for 1995 was approximately $1,438,000. Interest income recorded on these loans was recorded on the cash basis and totaled $175,000.

The principal balance of nonaccrual and restructured loans at December 31, 1994 was $428,000. Interest that would have been recorded if all such loans were on a current status in accordance with their original terms was approximately $37,000 in 1994 and $17,000 in 1993. The amount of interest income recorded for such loans was approximately $32,000 in 1994 and $25,000 in 1993.

Loans to directors and their associates, including loans to companies of which directors are principal owners, and executive officers amounted to approximately $1,610,000 and $3,946,000 at December 31, 1995 and 1994, respectively. These loans were made on substantially the same terms, and interest rates and collateral, as those prevailing at the same time for other customers. During 1995 new loans of $4,004,000 were made to officers and directors and affiliated companies, repayments amounted to $4,305,000 and changes in directors, and/or their affiliated companies, involved a net decrease of $2,035,000.

An analysis of the changes in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 follows:


(In thousands)                          1995        1994        1993
--------------------------------------------------------------------
BALANCE AT JANUARY 1                  $3,649      $2,752      $2,179
Provision for loan losses              1,260       1,000         820
                                      ------      ------      ------
                                       4,909       3,752       2,999
                                      ------      ------      ------
Loans charged off                        530         184         327
Recoveries                               128          81          80
                                      ------      ------      ------
Net loan charge-offs                     402         103         247
                                      ------      ------      ------
BALANCE AT DECEMBER 31                $4,507      $3,649      $2,752
                                      ------      ------      ------
                                      ------      ------      ------


(5) PREMISES AND EQUIPMENT

A summary of premises and equipment follows:


                                                      DECEMBER 31
--------------------------------------------------------------------
(In thousands)                                      1995        1994
--------------------------------------------------------------------
Land                                             $ 1,403      $  656
Buildings and improvements                         5,049       4,047
Furniture and equipment                            4,989       4,363
                                                 -------      ------
                                                 $11,441       9,066
Less accumulated depreciation
     and amortization                              4,624       4,166
                                                 -------      ------
                                                 $ 6,817      $4,900
                                                 -------      ------
                                                 -------      ------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) INCOME TAXES

Income taxes consist of the following:


(In thousands)                          1995        1994        1993
---------------------------------------------------------------------
APPLICABLE TO OPERATIONS:
    Current                           $2,147      $1,753      $1,183
    Deferred                            (247)       (342)       (179)
                                      -------     -------     -------
Total applicable to operations         1,900       1,411       1,004
CHARGED (CREDITED) TO
STOCKHOLDERS' EQUITY:
    Unrealized gain on securities
     available for sale                  134          11           -
    Stock options exercised              (32)        (25)        (15)
                                      -------     -------     -------
                                      $2,002      $1,397         989
                                      -------     -------     -------
                                      -------     -------     -------


An analysis of the difference between the statutory and effective tax rates follows:



                                           YEARS ENDED DECEMBER 31
---------------------------------------------------------------------
(In thousands)                          1995        1994        1993
---------------------------------------------------------------------
U.S. Federal income tax rate             34.0%       34.0%       34.0%
Changes from statutory rate
    resulting from tax exempt
    interest                            (1.9)       (2.4)       (4.1)
Other, net                               (.2)        (.3)       (1.4)
                                      --------    --------    --------
                                         31.9%       31.3%       28.5%
                                      --------    --------    --------
                                      --------    --------    --------

The effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:


                                     YEARS ENDED DECEMBER 31
------------------------------------------------------------
(In thousands)                          1995        1994
------------------------------------------------------------
DEFERRED TAX ASSETS
Allowance for loan losses             $1,309      $1,018
Deferred compensation                    296         264
Other                                     51          42
                                      ------      ------
TOTAL DEFERRED TAX ASSETS              1,656       1,324
                                      ------      ------
                                      ------      ------
DEFERRED TAX LIABILITIES
Property and equipment                   271         234
Securities                               242          60
                                      ------      ------
TOTAL DEFERRED TAX LIABILITIES           513         294
                                      ------      ------
NET DEFERRED TAX ASSETS               $1,143      $1,030
                                      ------      ------
                                      ------      ------

No valuation allowance for deferred tax assets was recorded as of December 31, 1995 because Bancorp and the Bank have had sufficient taxable income to allow for utilization of the future deductible amounts within the carryback period.

(7) DEPOSITS

Included in deposits are certificates of deposit and other time deposits in denominations of $100,000 or more in the amounts of $33,398,000 and $22,482,000 at December 31, 1995 and 1994, respectively. Interest expense related to certificates of deposit and other time deposits in denominations of $100,000 or more was $1,545,000, $837,000 and $1,074,000, respectively, for the years ended December 31, 1995, 1994 and 1993.

(8) SUBORDINATED DEBENTURES

The Bank has redeemable subordinated debentures outstanding which are due October 1, 2049. The interest on these debentures is at a variable rate equal to one percent less than the Bank's prime rate adjusted annually on January 1 of each year. The Bank's prime rate was 8.5% at December 31, 1995. The debentures are subordinated in right of payment to the claims of creditors and depositors of the Bank. The debentures are subject to redemption only by the Bank at 100% of the principal amount thereof, upon the earlier of the death of the registered owners, or an event of default by the registered owners with respect to loans from the Bank.

(9) ADVANCES FROM THE FEDERAL
    HOME LOAN BANK

The Bank has entered into an agreement with the Federal Home Loan Bank of Cincinnati (FHLB) which enables the Bank to borrow under terms to be established at the time of the advance. Advances from the FHLB would be collateralized by certain first mortgage loans under a blanket mortgage collateral agreement and FHLB stock. The Bank has not taken any advances under this agreement.

(10) EMPLOYEE BENEFIT PLANS

The Bank has an employee stock ownership plan, a money purchase plan and a deferred income (401(k)) profit sharing plan. These plans are defined contribution plans and are available to all employees meeting the eligibility requirements. The expenses related to all plans for 1995, 1994 and 1993 were $457,000, $400,000 and $351,000, respectively. Contributions are made in accordance with the terms of the plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank also sponsors an unfunded, non-qualified, defined benefit retirement plan for certain key officers. At December 31, 1995 the accumulated obligation for this plan was $1,025,000. Expense under the plan was $71,000 in 1995, $104,000 in 1994 and $97,000 in 1993.

The Bank's obligation for other post-retirement and post-employment benefits is not significant.

(11) COMMON STOCK OPTIONS

In 1995 shareholders approved a stock incentive plan which provides for granting of options to Bank employees and non-employee directors to purchase up to 80,000 shares of common stock. Under this plan, options for 54,600 shares were granted in 1995 leaving 25,400 available for future grant. Bancorp also has a stock option plan under which all options have been granted. Outstanding options are exercisable with the exception of those granted in 1995 and 1994 which vest 20% per year over a five year period. All options were granted at the fair market value of common stock at time of grant and expire ten years after grant except for 18,700 options to purchase stock at $3.45 per share (below fair market value at time of grant) which never expire.

Activity with respect to outstanding options follows:


                                      SHARES       PRICE PER SHARE
------------------------------------------------------------------
Outstanding at December 31, 1992      56,265       $ 3.45 - $24.79
Exercised in 1993                     (6,743)        3.45 -  24.79
Expired in 1993                       (1,936)       17.35 -  24.79
                                     --------
Outstanding at December 31, 1993      47,586         3.45 -  24.79
Exercised in 1994                    (13,570)        7.03 -  17.35
Granted in 1994                       12,680                 25.68
                                     --------
Outstanding at December 31, 1994      46,696         3.45 -  25.68
Exercised in 1995                     (7,023)        7.03 -  29.00
Granted in 1995                       54,600        29.00 -  33.50
                                     --------
OUTSTANDING AT DECEMBER 31, 1995      94,273       $ 3.45 - $33.50
                                     --------      ------   ------
                                     --------      ------   ------

(12) DIVIDEND RESTRICTION

Bancorp's principal source of funds is dividends received from the Bank. Under applicable banking laws, bank regulatory authorities must approve the declaration of dividends in any year if such dividends are in an amount in excess of the sum of net income of that year and retained earnings of the preceding two years. At January 1, 1996, the retained earnings of the Bank available for payment of dividends without regulatory approval were approximately $5,162,000.

(13) COMMITMENTS AND CONTINGENT LIABILITIES

As of December 31, 1995, the Bank had various commitments and contingent liabilities outstanding which arose in the normal course of business, such as standby letters of credit and commitments to extend credit, which are properly not reflected in the consolidated financial statements. In management's opinion, commitments to extend credit of $63,382,000, including standby letters of credit of $8,156,000, represent normal banking transactions, and no significant losses are anticipated to result therefrom. The Bank's exposure to credit loss in the event of non-performance by the other party to these commitments is represented by the contractual amount of these instruments. The Bank uses the same credit and collateral policies in making commitments and conditional guarantees as it does for on-balance sheet instruments. Market risk arises on fixed rate commitments if interest rates move adversely subsequent to the extension of the commitment.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements.

Bancorp is involved in various claims and legal actions arising in the ordinary course of business. Management believes the ultimate disposition of these matters will not have a material adverse effect on Bancorp's consolidated financial position or results of operations.

NOTES TO CONSOLIDATED FIANANCIAL STATEMENTS

The Bank leases certain facilities and improvements under non-cancelable operating leases. Future minimum lease commitments for these leases are $439,000 in 1996, $424,000 in 1997, $397,000 in 1998, $322,000 in 1999 and $300,000 in
2000 and $1,487,000 in the aggregate thereafter until 2005. Rent expense, net of sublease income, was $446,000 in 1995, $399,000 in 1994 and $292,000 in 1993.


(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Bancorp's financial instruments are as follows:


                                     CARRYING          FAIR
(In thousands)                        AMOUNT          VALUE
------------------------------------------------------------
DECEMBER 31, 1995
FINANCIAL ASSETS
Cash and short-term investments     $  16,229      $  16,229
Securities                             43,133         43,478
Loans                                 252,340        253,332
FINANCIAL LIABILITIES
Deposits                            $ 280,593      $ 282,007
Short-term borrowings                  13,094         13,094
Subordinated debentures                   607            607
Commitments to extend credit                -              -
Standby letters of credit                   -            122
DECEMBER 31, 1994
FINANCIAL ASSETS
Cash and short-term investments     $  18,350      $  18,350
Securities                             40,311         39,317
Loans                                 205,660        201,896
FINANCIAL LIABILITIES
Deposits                            $ 229,776      $ 229,431
Short-term borrowings                  17,314         17,314
Subordinated debentures                   607            607
Commitments to extend credit                -              -
Standby letters of credit                   -            107

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

CASH, SHORT-TERM INVESTMENTS AND
SHORT-TERM BORROWINGS

For these short-term investments, the carrying amount is a reasonable estimate of fair value.

SECURITIES

For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

LOANS

The fair value of loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using rates currently offered for deposits of similar remaining maturities.

OTHER DEBT

Rates currently available to Bancorp for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

COMMITMENTS TO EXTEND CREDIT AND
STANDBY LETTERS OF CREDIT

The fair values of commitments to extend credit are estimated using fees currently charged to enter into similar agreements and the credit-worthiness of the customers. The fair values of standby letters of credit are based on fees currently charged for similar agreements or the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

LIMITATIONS

The fair value estimates are made at a discreet point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of Bancorp's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(15) S.Y. BANCORP, INC. (PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS


                                                     DECEMBER 31
-----------------------------------------------------------------
(In thousands)                                      1995     1994
-----------------------------------------------------------------
ASSETS
Cash on deposit with subsidiary bank             $   723  $   705
Investment in subsidiary bank                     26,566   23,363
Dividend receivable                                  325      259
Other assets                                         453      267
                                                 -------  -------
TOTAL ASSETS                                     $28,067  $24,594
                                                 -------  -------
                                                 -------  -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable                                $   325  $   259
Other liabilities                                    128        -
Stockholders' equity                              27,614   24,335
                                                 -------  -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $28,067  $24,594
                                                 -------  -------
                                                 -------  -------

CONDENSED STATEMENTS OF INCOME


                                          YEARS ENDED DECEMBER 31
------------------------------------------------------------------
(In thousands)                           1995       1994      1993
------------------------------------------------------------------
Income - Dividends from
    subsidiary bank                    $1,169      $ 918     $ 654
Expenses                                   83         56        51
                                       ------      -----     -----
Income before income taxes and
    equity in undistributed net
    income of subsidiary                1,086        862       603
Federal income tax benefit                 28         19        17
                                       ------      -----     -----
Income before equity in
    undistributed net income of
    subsidiary                          1,114        881       620
Equity in undistributed net income
    of subsidiary                       2,942      2,220     1,895
                                       ------      -----     -----
NET INCOME                             $4,056     $3,101    $2,515
                                       ------      -----     -----
                                       ------      -----     -----

CONDENSED STATEMENTS OF CASH FLOWS


                                                                   YEARS ENDED DECEMBER 31
------------------------------------------------------------------------------------------------
(In thousands)                                               1995           1994           1993
------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                $ 4,056        $ 3,101        $ 2,515
Adjustment to reconcile net income to net
    cash provided by operating activities
    Equity in undistributed net income of subsidiary       (2,942)        (2,220)        (1,895)
Increase in dividend receivable                               (66)           (70)           (57)
Increase in other assets                                     (154)           (23)           (14)
Increase in other liabilities                                 128              -              -
                                                          --------       --------       --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                   1,022            788            549
                                                          --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
Exercise of stock options                                      99            105             56
Cash dividends paid                                        (1,103)          (848)          (597)
                                                          --------       --------       --------
NET CASH USED IN FINANCING ACTIVITIES                      (1,004)          (743)          (541)
                                                          --------       --------       --------
NET INCREASE IN CASH                                           18             45              8
CASH AT BEGINNING OF YEAR                                     705            660            652
                                                          --------       --------       --------
CASH AT END OF YEAR                                       $   723        $   705        $   660
                                                          --------       --------       --------
                                                          --------       --------       --------

REPORT OF INDEPENDENT AUDITORS


TO THE SHAREHOLDERS AND BOARD OF DIRECTORS,
S.Y. BANCORP, INC.:

We have audited the accompanying consolidated balance sheets of S.Y. Bancorp, Inc. (Bancorp) and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of S.Y. Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, Bancorp adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994.


KPMG PEAT MARWICK LLP
Louisville, Kentucky
January 19, 1996